UNITED STATES
SECURITIES AND EXCHANGE COMMISSION
Washington, D.C. 20549

SCHEDULE 14C
Information Statement   Pursuant to Section 14(c) of the Securities Exchange Act of 1934

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HYDROFLO, INC.
(Name of Registrant as Specified in Its Charter)

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HYDROFLO, INC.

2501 Reliance Ave., Apex, NC 27539

NOTICE OF ANNUAL SHAREHOLDERS MEETING AND
INFORMATION STATEMENT

Dear HydroFlo, Inc. Shareholders:

On behalf of the Board of Directors of HydroFlo, Inc., a North Carolina corporation (the “Company”), I cordially invite you to attend a Annual Meeting of Shareholders, which will be held on October, 26, 2007 at 3:00 p.m. (Eastern Standard Time) at the Company’s executive offices located at 2501 Reliance Ave., Apex, NC 27539.

This Notice of the Annual Meeting and Information Statement (the “Notice”) is being furnished to the Company’s Shareholders in connection with the following corporate actions (the “Corporate Actions”) already authorized by resolutions of the Board of Directors and the written consent of a majority of the holders of the issued and outstanding common stock and in accordance with the North Carolina General Statutes. By and through this Notice, please be advised of the following proposals:

1.	The approval of authority to the Company’s Board of Directors to amend the Company’s Articles of Incorporation to change of the name of the Company;

2.	The approval of authority to the Company’s Board of Directors to appoint a new independent auditor;

3.	The approval of authority to the Company’s Board of Directors to effect up to two reverse stock splits of the Company’s common stock with a reverse split range from 1 to 2 to 1 to 500;

Only Shareholders of record at the close of business on October 10, 2007 will be given a copy of this Notice.

Although the Board of Directors has already received the written consent of Shareholders holding a majority of 50% of the Company’s issued and outstanding common stock in connection with the above Proposals, enclosed you will find a proxy card appointing proxies to vote your shares at the Annual Meeting. If you do not plan to attend the Annual Meeting in person, please sign, date and return your proxy card as soon as possible so that your shares can be represented and voted in accordance with your instructions. If you decide to attend the Annual Meeting and wish to change your proxy vote, you may do so automatically by voting in person at the Annual Meeting.

Sincerely,

George A. Moore III
George A. Moore, III
President and CEO

HYDROFLO, INC.
NOTICE OF ANNUAL SHAREHOLDERS MEETING
AND INFORMATION STATEMENT

DATE, TIME AND PLACE OF ANNUAL MEETING

The Annual Meeting will be held at 3:00 p.m. (Eastern Standard Time) on October 26, 2007 at the Company’s executive offices located at 2501 Reliance Ave, Apex, NC 27539.

RECORD DATE

The record date for purposes of determining which Shareholders may vote at the Annual Meeting is the close of business on October 10, 2007. On that date, there were 498,501,099 shares of common stock outstanding.

PROXY CARDS

Whether or not you are able to attend the Annual Meeting, your vote by proxy is important. Shareholders are encouraged to mark, sign, and date the enclosed proxy card and mail it promptly in the enclosed return envelope. The below proxy card is furnished in connection with the Shareholder’s Meeting and must be completed and returned in order to vote for or against the proposals.

Proxies are being solicited by and on behalf of the Company’s Board of Directors. We will bear all expenses of this solicitation, including the cost of preparing and mailing this proxy statement. In addition to solicitation by use of the mails, proxies may be solicited by directors, officers, and employees in person or by telephone, telegram, or other means of communication. Such directors, officers, and employees will not be additionally compensated, but may be reimbursed for out-of-pocket expenses in connection with such solicitation. Arrangements will also be made with custodians, nominees, and fiduciaries for forwarding of proxy solicitation material to beneficial owners of the Company’s common stock held of record by such persons, and it may reimburse such custodians, nominees, and fiduciaries for reasonable expenses incurred in connection therewith.

VOTING OF PROXIES

All shares represented by a properly executed proxy will be voted at the Annual Meeting in accordance with the directions on such proxy. If no direction is indicated on a properly executed proxy, the shares covered thereby will be voted in favor of each Proposal.

VOTING RIGHTS; QUORUM

Shares representing a majority of the total outstanding votes, whether present or represented by proxy, constitute a quorum. If you vote or return a proxy, your shares will be considered part of the quorum.

The affirmative vote of a majority of a quorum is needed to approve the Corporate Proposals. Each share of common stock is entitled to one vote. As we have previously stated, we have already received the affirmative vote for the Corporate Actions from a majority of the issued and outstanding shareholders of the Company, which represents, at the minimum, a majority of a quorum.

REVOCATION OF PROXIES

A stockholder who has executed and returned a proxy may revoke it at any time before it is voted by executing and returning a proxy bearing a later date, by giving written notice of revocation to the executive offices, or by attending the Annual Meeting and voting in person.

PERSONS MAKING THE SOLICITATION

This solicitation is being made by the Board of Directors.

PROPOSAL NO. 1

AMENDMENT OF THE COMPANY’S ARTICLES OF INCORPORATION TO CHANGE THE COMPANY’S NAME

The Board of Directors has recommended that the shareholders grant authority to the Board of Directors to amend the Company’s Restated Articles of Incorporation in order to effect name changes of the Company from “HydroFlo, Inc.” to a new name to be determined by the Board of Directors at a future date. The Board of Directors believes that a change of corporate name will provide recognition of the Company’s new corporate business direction.

If the amendments to the Company’s Restated Articles of Incorporation are approved by a majority of the Company’s shareholders, the corporate name changes will become effective upon the Company’s filing of the Articles of Amendment with the North Carolina Secretary of State.

It will not be necessary for shareholders to surrender their share certificates upon approval of the proposed name changes. Rather, when share certificates are presented for transfer, new share certificates bearing the new Company name will be issued.

Should this Proposal No. 1 be adopted by a majority of the issued and outstanding shareholders, any such name changes and related amendments to the Company’s Restated Articles of Incorporation must be made prior to the Company’s next annual or special shareholder meeting.

Vote Required

The Board of Directors has adopted, ratified and approved the change in the Company name and submitted the proposed changes to the shareholders for their approval.  The securities that are entitled to vote to amend the Restated Articles of Incorporation consist of issued and outstanding shares of $0.001 par value common voting stock outstanding on October 10, 2007, the record date for determining shareholders who are entitled to notice of and to vote on the proposed amendment to the Company’s Restated Articles of Incorporation.

Resolution No. 1:

“Shareholders representing the requisite majority of shares of common stock entitled to vote on the applicable proposal have approved authorizing the Board of Directors to amend the Company’s Articles of Incorporation to change the name of the Company from “HydroFlo, Inc.” to a new name to be determined by the Board of Directors.”

Recommendation of the Board of Directors

THE BOARD RECOMMENDS THAT SHAREHOLDERS VOTE FOR THE PROPOSAL TO GRANT AUTHORITY TO THE BOARD OF DIRECTORS TO AMEND THE COMPANY’S RESTATED ARTICLES OF INCORPORATION IN ORDER TO CHANGE THE NAME OF THE COMPANY FROM “HYDROFLO, INC.” TO A NEW NAME TO BE DETERMINED BY THE BOARD OF DIRECTORS.

PROPOSAL NO. 2

APPROVAL OF APPOINTMENT OF INDEPENDENT AUDITORS

The Board of Directors has recommended the appointment of the firm of Thomas Leger & Co., L.L.P. to serve in the capacity of independent auditors (the “Appointment”) for the Company for the fiscal year ending June 30, 2007, and June 30, 2008, and the Board of Directors is asking the Shareholders to approve this Appointment.

Although shareholder approval is not required, the Board of Directors considers it desirable for the Shareholders to pass upon the selection of the independent auditors. In the event the Shareholders fail to ratify the Appointment, the Board of Directors will reconsider its selection. Even if the selection is ratified, the Board of Directors may, in its discretion, direct the appointment of a different independent auditing firm at any time during the year if the Board of Directors believes that such a change would be in the best interests of the Company and its Shareholders.

Resolution No. 2:

“Shareholders representing the requisite majority of shares of common stock entitled to vote on the applicable proposal have approved of the appointment of Thomas Leger & Co., L.L.P.to serve in the capacity of independent public auditor for the Company for the fiscal year ending June 30, 2008.”

Recommendation of the Board of Directors

THE BOARD OF DIRECTORS RECOMMENDS THAT THE SHAREHOLDERS VOTE FOR THE APPOINTMENT OF THOMAS LEGER & CO., LLP TO SERVE AS THE COMPANY’S INDEPENDENT PUBLIC AUDITORS FOR THE FISCAL YEAR ENDING JUNE 30, 2007.

PROPOSAL NO. 3

APPROVAL OF REVERSE STOCK SPLIT

The Board of Directors has recommended that the shareholders grant authority to the Board of Directors to amend the Company’s Restated Articles of Incorporation to effect up to two reverse stock splits of the outstanding Common Stock at any time until December 31, 2007 at a specific ratio, ranging from 1-for-2 shares to 1-for-500 shares, to be determined by the Board of Directors. The Board has not necessarily determined that it will effect a reverse stock split if this proposal is approved but, for the reasons discussed below, the Board recommends that the shareholders vote in favor of this proposal.

If the amendments to the Company’s Restated Articles of Incorporation are approved by a majority of the Company’s shareholders, the Board of Directors will have the discretion to elect, as it determines to be in the best interest of the Company at any time until December 31, 2007, whether or not to effect up to two reverse stock splits, and if so, the specific ratio to be used within this range and the exact timing of the reverse stock split. If the Board were to effect a reverse stock split, a number of shares of outstanding Common Stock, ranging from 2 shares to 500 shares will be automatically converted into one share of Common Stock, and the market price of the Company’s Common Stock should increase proportionately. As of October 10, 2007, the Company had outstanding 498,501,099 shares of Common Stock.

Should this Proposal No. 3 be adopted by a majority of the issued and outstanding shareholders, any such amendment to the Company’s Restated Articles of Incorporation must be made prior to the Company’s next annual or special shareholder meeting.

In deciding whether to implement the reverse stock split, and the ratio to be used, the Board of Directors will consider, among other things, (i) the potential impact and anticipated benefits as the Company moves toward profitability, (ii) the market price of the Company’s Common Stock at such time, (iii) the number of shares that will be outstanding after the split, (iv) the shareholders’ equity at such time, (v) the shares of Common Stock available for issuance in the future, (vi) the liquidity of the Company’s Common Stock in the market, and (vii) the nature of the Company’s operations. The reverse stock split would only become effective upon filing Articles of Amendment to the Company’s Restated Articles of Incorporation (the “Articles of Amendment”).

Purposes of the Reverse Stock Split

The Board believes that the Company’s outstanding shares may need to be reduced to (i) create a capital structure that better reflects a potentially profitable company, (ii) better match the number of shares outstanding with the size of the Company in terms of market capitalization, shareholders’ equity, operations and potential earnings, (iii) better enable the Company to raise funds to finance its planned sales and marketing activities and (iv) facilitate higher levels of institutional stock ownership, where investment policies generally prohibit investments in lower-priced securities such as its Common Stock.

The Board believes that in order to provide a meaningful level of earnings per share, assuming the Company achieves profitability, a reverse stock split will provide a share count that is more consistent with the Company’s potential economics. Specifically, the lower share count will facilitate meaningful levels of per share earnings and better enable its shareholders to identify changes in operating results as the Company eventually moves towards profitability.

The Board further believes that an increased stock price may encourage investor interest and will improve the marketability of the Company’s Common Stock to a broader range of investors, and thus improve liquidity.

Because of the trading volatility often associated with low-priced stocks, many brokerage firms and institutional investors have internal policies and practices that either prohibit them from investing in low-priced stocks or tend to discourage individual brokers from recommending low-priced stocks to their customers. The Board of Directors believes that the anticipated higher market price resulting from a reverse stock split may, to some extent, reduce the negative effects on the marketability and liquidity of the Common Stock inherent in some of the policies and practices of institutional investors and brokerage firms described above. Additionally, a higher share price may give the Company the added flexibility to list its shares on a different stock exchange or quotation service, such as the Nasdaq National Market, although the Company has no current plans to do so.

The purpose of seeking shareholder approval of a range of exchange ratios (rather than a fixed exchange ratio) is to provide the Company with the flexibility to achieve the desired results of the reverse stock split. If the shareholders approve this proposal, the Board of Directors would effect a reverse stock split only upon the Board’s determination that a reverse stock split would be in the best interest of the Company at that time. If the Board were to effect a reverse stock split, the Board would set the timing for such a split and select the specific ratio within the range set forth herein. No further action on the part of shareholders will be required to either implement or abandon the reverse stock split. If shareholders approve the proposal, and the Board of Directors determines to implement the reverse stock split, the officers would communicate to the public, prior to the effective date of the reverse split, additional details regarding the reverse split, including the specific ratio the Board selects. If the Board of Directors does not implement the reverse stock split by December 31, 2007, the authority granted in this proposal to implement the reverse stock split will terminate.

The Board of Directors reserves its right to elect not to proceed with the reverse stock split if it determines, in its sole discretion, that this proposal is no longer in the best interest of the Company.

Principal Effects of a Reverse Stock Split

If the Board effects a reverse stock split, the Company’s outstanding shares of Common Stock will be reduced by the split ratio and the market price of the Company’s Common Stock on Pink Sheets, LLC should increase proportionately. Similarly, the number of shares that may be acquired upon the exercise of the outstanding options and warrants will be decreased and the exercise price under these options and warrants will increase proportionately, in each case as described below.

Common Stock

After the effective date of the reverse stock split, each shareholder will own fewer shares of the Common Stock, but the per-share value of these shares should increase proportionately.  The reverse stock split will affect all of the Company’s shareholders uniformly and will not affect any shareholder’s percentage ownership interest in the Company, except to the extent that the reverse stock split results in any shareholders owning a fractional share, as described below. Proportionate voting rights and other rights and preferences of the holders of the Company’s Common Stock will not be affected by the reverse stock split other than as a result of the payment of cash in lieu of fractional shares. A reverse stock split is likely to result in some shareholders owning “odd-lots” of fewer than 100 shares of Common Stock. Brokerage commissions and other costs of transactions in odd lots may be somewhat higher than the costs of transactions on “round-lots” of even multiples of 100 shares.

The reverse stock split would not change the number of authorized shares of Common Stock designated by the Company’s Restated Articles of Incorporation. Currently, the Company is authorized to issue 500 million shares of Common Stock. Thus, because the number of issued and outstanding shares of Common Stock would decrease, the number of shares remaining available for issuance under the Restated Articles of Incorporation would effectively increase. These additional shares of Common Stock would be available for issuance from time to time for corporate purposes such as raising additional capital, acquisitions of companies or assets and sales of stock or securities convertible into or exercisable for Common Stock. The Board believes that the availability of the additional shares will provide the Company with the flexibility to meet its business needs as they arise. If the Board issues additional shares for any of these purposes, the ownership interest of the current shareholders would be diluted in the same manner as would result from any other share issuance. Although the Board continually examines potential acquisitions of companies or assets or other attractive opportunities, there are no current plans or arrangements to issue any additional shares of the Company’s Common Stock for such purposes.

This proposal has been prompted solely by the business considerations discussed in the preceding paragraphs. Nevertheless, the additional shares of Common Stock that would become available for issuance if a reverse stock split is effected could also be used by the Company’s management to delay or prevent a change in control. The Board of Directors is not aware of any pending takeover or other transactions that would result in a change in control of the Company, and the proposal was not adopted in response to any such proposals.

All outstanding options and warrants to purchase shares of Common Stock, including any held by the Company’s officers and directors, would be adjusted as a result of any reverse stock split. In particular, the number of shares issuable upon the exercise of each instrument would be reduced, and the exercise price per share, if applicable, would be increased, in accordance with the terms of each instrument and based on the ratio of the reverse stock split. For example, if an employee had an option under the 2005 Stock Incentive Plan to purchase 5,000 shares of Common Stock at $0.25 per share, and if the Board effected a 1-for-2 reverse stock split, that option after the reverse stock split would represent the right to purchase 2,500 shares of Common Stock at a price of $0.50 per share. Further, the number of shares reserved for issuance under the existing stock option and equity incentive plans would be reduced proportionally based on the ratio of the reverse stock split.

Fractional Shares

No fractional shares of the Company’s Common Stock will be issued as a result of a proposed reverse stock split. In the event the proposed reverse stock split leaves a shareholder with a fraction of a share, the number of shares due to the shareholder shall be rounded up. For example, if the proposed reverse stock split leaves an individual shareholder with one and one half shares, the shareholder will be issued, post proposed reverse stock split, two whole shares.

No Dissenters Rights

In connection with the approval of the reverse stock split, shareholders of the Company will not have a right to dissent and obtain payment for their shares under the NRS, the Company’s Restated Articles of Incorporation or bylaws.

Tax Consequences to Common Shareholders

 The following discussion sets forth the material United States federal income tax consequences that management believes will apply with respect to the Company and the shareholders of the Company who are United States holders at the effective time of the reverse stock split. This discussion does not address the tax consequences of transactions effectuated prior to or after the reverse stock split, including, without limitation, the tax consequences of the exercise of options, warrants or similar rights to purchase stock. Furthermore, no foreign, state or local tax considerations are addressed below. For this purpose, a United States holder is a shareholder that is: (i) a citizen or resident of the United States, (ii) a domestic corporation, (iii) an estate whose income is subject to United States federal income tax regardless of its source, or (iv) a trust if a United States court can exercise primary supervision over the trust’s administration and one or more United States persons are authorized to control all substantial decisions of the trust.

No gain or loss should be recognized by a shareholder upon his or her exchange of pre-reverse stock split shares for post-reverse stock split shares except for those associated with any additional fractional shares the shareholder receives as a result of rounding up any post-reverse split fractional shares. The aggregate tax basis of the post-reverse stock split shares received in the reverse stock split will be the same as the shareholder’s aggregate tax basis in the pre-reverse stock split shares. The shareholder’s holding period for the post-reverse stock split shares will include the period during which the shareholder held the pre-reverse stock split shares surrendered in the reverse stock split.

Tax Consequences for the Company

The Company should not recognize any gain or loss as a result of the reverse stock split.

Vote Required

The Board of Directors has adopted, ratified and approved the grant of authority to the Board of Directors to amend the Company’s Restated Articles of Incorporation to effect up to two reverse stock splits of the outstanding Common Stock at any time until December 31, 2007 at a specific ratio, ranging from 1-for-2 shares to 1-for-500 shares, to be determined by the Board of Directors and submitted the proposed changes to the shareholders for their approval.  The securities that are entitled to vote to amend the Restated Articles of Incorporation consist of issued and outstanding shares of $0.001 par value common voting stock outstanding on October, 10 2007, the record date for determining shareholders who are entitled to notice of and to vote on the proposed amendment to the Company’s Restated Articles of Incorporation.

Resolution No. 3:

“Shareholders representing the requisite majority of shares of common stock entitled to vote on the applicable proposal have approved of granting authority to the Board of Directors to amend the Company’s Articles of Incorporation to effect up to two reverse stock split of the outstanding Common Stock at any time until December 31, 2007 at a specific ratio, ranging from 1-for-2 shares to 1-for-500 shares, to be determined by the Board of Directors.”

Recommendation of the Board of Directors

THE BOARD RECOMMENDS THAT SHAREHOLDERS VOTE FOR THE PROPOSAL TO GRANT AUTHORITY TO THE BOARD OF DIRECTORS TO EFFECTUATE REVERSE STOCK SPLIT OF THE COMPANY’S COMMON STOCK.

DISSENTER’S RIGHTS OF APPRAISAL

Neither the North Carolina General Statutes, nor the Company’s Restated Articles of Incorporation nor its Bylaws provide for dissenter’s rights in connection with the proposed Corporate Actions or amendments to the Restated Articles of Incorporation.

VOTING SECURITIES AND PRINCIPAL HOLDERS THEREOF

The Board of Directors fixed the close of business on October 10, 2007 as the record date for the determination of the common shareholders entitled to notice of the action by written consent.

At the record date, we had issued and outstanding 498,501,099 shares of $0.001 par value common stock. Shareholders holding a controlling interest equaling more than 50 percent (50%) of the $0.001 par value of common stock as of the record date, representing more than a majority of the Company’s outstanding common stock have consented to the Corporate Actions and subsequent amendments of the Company’s Restated Articles of Incorporation.  This consent was sufficient, without any further action, to provide the necessary shareholder approval of the action.

SECURITY OWNERSHIP OF CERTAIN BENEFICIAL OWNERS AND MANAGEMENT

The following table sets forth certain information regarding the beneficial ownership of the Company’s common stock as of October 10, 2007 by the following persons:

-	each shareholder who is known to be the beneficial owner of more than five percent (5%) of issued and outstanding shares of common stock;
-	each of the Company’s directors and executive officers; and
-	all of the Company’s directors and executive officers as a group.

Name And Address	Number Of Shares Beneficially Owned	Percentage Owned
George A. Moore III, 2501 Reliance Ave, Apex, NC 27539	Preferred B 500,000	<5%
Deanna Britt, 2501 Reliance Ave, Apex, NC 27539	Preferred B 225,000	<5%
Keith McNeely, 2501 Reliance Ave, Apex, NC 27539	Preferred B 225,000	<5%

Capital Access	84,666,951	19.31
All directors, officers and 5% shareholders as a group

INTEREST OF CERTAIN PERSONS IN MATTERS TO BE ACTED UPON

No director, executive officer, nominee for election as a director, associate of any director, executive officer or nominee or any other person has any substantial interest, direct or indirect, by security holdings or otherwise, in the proposed amendment to the Company’s Restated Articles of Incorporation or in any action covered by the related resolutions adopted by the Board of Directors, which is not shared by all other Shareholders.

October 12, 2007	By Order of the Board of Directors

George A. Moore III
Chairman and Chief Executive Officer